NATIONAL WESTERN LIFE GROUP, INC.
NEWS RELEASE

EXHIBIT 99.1
National Western Life Group, Inc. Announces 2015 Third Quarter Earnings

Austin, Texas, November 5, 2015 ‑ Ross R. Moody, President and Interim Chief Executive Officer of National Western Life Group, Inc. (Nasdaq: NWLI), announced today third quarter 2015 consolidated net earnings of $16.2 million, or $4.59 per diluted Class A common share, compared with consolidated net earnings of $28.5 million, or $8.05 per diluted Class A common share, for the third quarter of 2014. For the nine months ended September 30, 2015, the Company (formerly National Western Life Insurance Company and Subsidiaries) reported consolidated net earnings of $66.4 million, or $18.77 per diluted Class A common share, compared with $77.5 million, or $21.91 per diluted Class A common share a year ago. The Company's book value per share increased to $440.23 as of September 30, 2015 from $437.86 at June 30, 2015.

Effective October 1, 2015, National Western Life Group, Inc. (NWLGI) was established as the parent organization of National Western Life Insurance Company (National Western) under a previously announced holding company reorganization. As a result of the reorganization, NWLGI replaced National Western as the publicly held corporation. NWLGI continues to conduct all of the operations previously conducted by National Western and its subsidiaries and the consolidated assets, liabilities, operations, and financial condition of NWLGI at the date of reorganization are the same as those of National Western immediately prior to the reorganization.

The Company reported earnings from operations, excluding net realized gains and losses on investments, of $15.7 million for the three months ended September 30, 2015, or $4.44 per diluted Class A common share, compared to $27.1 million, or $7.65 per diluted Class A common share, in the same period for 2014. Mr. Moody commented on the earnings results saying, "Operating results for the quarter were dampened by higher reserves required for our fixed-index annuity business in force. The lackluster performance of equity markets as of the end of the third quarter has significantly depressed the market value of options purchased for these products such that certain reserve credits we normally are able to benefit from were not available this reporting period. Fortunately, this is a temporary reporting impact that will reverse itself when market values normalize to historical levels and we readjust other crediting mechanism components."

Revenues for the quarter ended September 30, 2015, excluding realized and unrealized gains and losses on index options and investments, increased to $158.1 million from $154.0 million in the third quarter of 2014 principally due to gains in universal life contract revenues and net investment income. Mr. Moody noted, "Our book of business continues to perform well with overall favorable mortality and persistency experience, and our oversight of general operating expenses remains vigilant. Like our peers in the industry, finding greater investment yield within our self-imposed risk/reward parameters is an ongoing focus and challenge."

NWLGI is the parent organization of National Western. Founded in 1956, National Western is a stock life insurance company offering a broad portfolio of individual universal life, whole life and term insurance plans, annuity products, and investment contracts meeting the financial needs of its customers in 49 states as well as residents of various international countries. National Western has 265 employees and approximately 22,700 contracted independent agents, brokers, and consultants. At September 30, 2015, the Company maintained total consolidated assets of $11.5 billion, stockholders' equity of $1.6 billion, and life insurance in force of $22.6 billion.

Caution Regarding Forward-Looking Statements:
This press release contains statements which are or may be viewed as forward-looking within the meaning of The Private Securities Litigation Reform Act of 2005. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks, and uncertainties. Factors that may cause actual results to differ materially from those contemplated in these forward-looking statements can be found in the Company's Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the Company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the Company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.

National Western Life Group, Inc.
(Formerly National Western Life Insurance Company and Subsidiaries)
News Release - Page 2

Summary of Consolidated Operating Results (Unaudited)
(In thousands except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Revenues:
Revenues, excluding investment and index option gains (losses)	158,107	153,973	473,047	468,440
Realized and unrealized gains (losses) on index options	(52,816)	3,479	(69,884)	49,278
Realized gains on investments	813	2,169	6,049	6,747
Total revenues	106,104	159,621	409,212	524,465

Earnings:
Earnings from operations	15,693	27,056	62,473	73,089
Net realized gains on investments	528	1,410	3,932	4,386
Net earnings	16,221	28,466	66,405	77,475

Net earnings attributable to Class A shares	15,763	27,661	64,527	75,284

Basic Earnings Per Class A Share:
Earnings from operations	4.44	7.65	17.67	20.68
Net realized gains on investments	0.15	0.40	1.11	1.24
Net earnings	4.59	8.05	18.78	21.92

Basic Weighted Average Class A Shares	3,436	3,436	3,436	3,435

Diluted Earnings Per Class A Share:
Earnings from operations	4.44	7.65	17.66	20.67
Net realized gains on investments	0.15	0.40	1.11	1.24
Net earnings	4.59	8.05	18.77	21.91

Diluted Weighted Average Class A Shares	3,437	3,438	3,437	3,437

Investor Relations Contact:
Brian M. Pribyl - Senior Vice President, Chief Financial Officer and Treasurer
(512) 836-1010
bpribyl@nationalwesternlife.com
www.nationalwesternlife.com